FOR IMMEDIATE RELEASE
April 28, 2014
WashingtonFirst Bankshares Inc. Announces Earnings for the First Quarter Ended March 31, 2014
RESTON, VA - WashingtonFirst Bankshares Inc. (NASDAQ: WFBI) (the “Company”), the holding company for WashingtonFirst Bank (the “Bank”), today reports unaudited consolidated net income to common shareholders for the three months ended March 31, 2014 of $1.6 million ($0.20 per diluted common share) compared to $1.4 million ($0.18 per diluted common share) for the three months ended March 31, 2013. The Company's increase in net income in 2014 is primarily the result of continued organic growth and the Millennium Transaction, defined below, which closed on February 28, 2014.
Shaza Andersen, President & CEO of the Company, said “I am pleased to announce strong earnings for the first quarter 2014 for the Company. In addition, we closed on our first FDIC assisted transaction with the purchase and assumption of Millennium Bank, NA. Although the Millennium Transaction resulted in goodwill and was therefore dilutive to our tangible book value, we expect the resulting goodwill to be recovered within two years as the transaction is immediately accretive to earnings. Strategically, the Millennium Transaction enhanced the Bank’s Virginia franchise with the addition of a branch in Herndon, Virginia. We look forward to another strong year for the Bank as a result of this transaction and through continued organic growth.”

Ms. Andersen also said “I am thrilled with the opening of our Rockville, Maryland branch as this is part of our strategy to enhance our presence in Montgomery County. We have recently hired several experienced lenders that we believe will contribute to the continued growth of the Company. In addition, I am pleased to announce that our new Mortgage Division is open for business and has started to generate additional income for the Bank”.

	For the Three Months Ended
	March 31, 2014	March 31, 2013
Performance Ratios:
Return on average assets	0.56%	0.56%
Return on average shareholders' equity	5.93%	5.69%
Return on average common equity	6.88%	6.66%
Yield on average interest-earning assets	4.18%	4.54%
Rate on average interest-earning liabilities	0.79%	0.87%
Net interest spread	3.39%	3.67%
Net interest margin	3.61%	3.99%
Efficiency ratio	72.74%	67.03%
Per Share Data:
Basic earnings per common share (1)	$0.20	$0.19
Fully diluted earnings per common share (1)	$0.20	$0.18
Weighted average basic shares outstanding (1)	7,657,616	7,566,712
Weighted average diluted shares outstanding (1)	7,724,729	7,632,915
(1) Retroactively adjusted to reflect the effect of all stock dividends and annualized.

Millennium Transaction
On February 28, 2014, the Company entered into a purchase and assumption agreement with the Federal Deposit Insurance Corporation (“FDIC”) to assume all of the deposits and certain assets of Millennium Bank, a federally chartered commercial bank headquartered in Sterling, Virginia (the "Millennium Transaction"). Millennium Bank operated two branches in Virginia – Sterling and Herndon. These branches reopened Monday, March 3, 2014 as branches of WashingtonFirst.
The Millennium Transaction was accounted for using the acquisition method of accounting and, accordingly, assets acquired, liabilities assumed and consideration paid were recorded at their estimated fair values as of the transaction date. The excess of fair value of net liabilities assumed exceeded cash received resulting in goodwill of $2.6 million being recorded. The Company also recorded $0.5 million in core deposit intangibles which will be amortized over five to eight years, depending on the underlying instrument.
The consideration paid, and the fair value of identifiable assets acquired and liabilities assumed, as of the purchase and assumption agreement date are summarized in the following table:

Goodwill on Millennium Transaction
Amount
(in thousands)
Assets acquired:
Cash and cash equivalents	$43,235
Investment securities	19,240
Other equity securities	683
Loans, net of unearned income	51,332
Core deposit intangibles	470
Other assets	440
Total assets	115,400
Liabilities assumed:
Deposits	121,592
FHLB advances	12,209
Other liabilities	50
Total liabilities	133,851
Net liabilities acquired	18,451
Consideration received:
Cash paid to WashingtonFirst Bank by the FDIC	15,812
Goodwill	$2,639
In many cases, the fair values of assets acquired and liabilities assumed were determined by estimating the cash flows expected to result from those assets and liabilities and discounting them at appropriate market rates. The most significant category of assets for which this procedure was used was the acquired loans. The excess of expected cash flows above the fair value of the performing portion of loans will be accreted to interest income over the remaining lives of the loans in accordance with ASC 310-20.
Those loans for which specific credit-related deterioration since origination was identified were recorded at fair value, reflecting the present value of the amounts expected to be collected. Income recognition on these loans is based on reasonable expectation about the timing and amount of cash flows to be collected. Acquired loans deemed impaired and considered collateral dependent, with the timing of the sale of loan collateral indeterminate, remain on non-accrual status and have no accretable yield.

Balance Sheet and Capital
As of March 31, 2014, total assets were $1.3 billion, compared to $1.1 billion as of December 31, 2013. Total loans, net of allowance increased $59.9 million (7.2 percent) from December 31, 2013 to March 31, 2014. Of this $59.9 million increase, approximately $51.3 million is due to the result of the Millennium Transaction. Total deposits increased $147.3 million (15.5 percent) from December 31, 2013 to March 31, 2014. This increase of $147.3 million is primarily being driven by the Millennium Transaction which accounts for approximately $121.6 million of the increase, with the remaining increase of $25.7 million being the result of organic growth of the Bank's deposit portfolio. Tier 1 capital decreased $1.6 million to $111.2 million as of March 31, 2014, compared to $112.8 million as of December 31, 2013, as a result of the goodwill recorded in the Millennium Transaction.

	March 31, 2014	December 31, 2013
Capital Ratios:
Total risk-based capital ratio	12.89%	14.05%
Tier 1 risk-based capital ratio	11.79%	12.80%
Tier 1 leverage ratio	9.60%	10.53%
Tangible common equity to tangible assets	6.68%	7.64%
Per Share Capital Data:
Book value per common share (1)	$11.98	$11.74
Tangible book value per common share (1)	$11.06	$11.23
Common shares outstanding (1)	7,666,695	7,648,470
(1) Retroactively adjusted to reflect the effect of all stock dividends.
Asset Quality
Non-performing assets totaled $25.3 million as of March 31, 2014, compared to $22.3 million as of December 31, 2013. Of the $25.3 million non-performing assets as of March 31, 2014, $2.5 million related to loans acquired in the Millennium Transaction. Net charge-offs were $1.2 million or 0.56 percent of average loans for the three months ended March 31, 2014, compared to $1.2 million or 0.63 percent of average loans for the three months ended March 31, 2013.

	March 31, 2014	December 31, 2013
	(dollars in thousands)
Non-accrual loans	$14,998	$15,087
90+ days past due still accruing	2,720	—
Trouble debt restructurings still accruing	6,540	5,715
Other real estate owned	1,016	1,463
Total non-performing assets	$25,274	$22,265

Allowance for loan losses to total loans	0.88%	1.02%
Non-GAAP adjusted allowance for loan losses to total loans	2.09%	1.81%
Allowance for loan losses to non-accrual loans	52.55%	56.57%
Allowance for loan losses to non-performing assets	31.18%	38.33%
Non-performing assets to total assets	1.98%	1.97%
The Company’s allowance for loan losses was 0.88 percent of total gross loans as of March 31, 2014, compared to 1.02 percent as of December 31, 2013. In connection with the acquisition of Alliance Bankshares Corporation in December 2012 and the Millennium Transaction, the Company recorded the acquired loans at fair market value which consists of pricing and credit marks. The credit marks are negative purchase marks which are similar to an allowance for loan losses. Therefore, the Non-GAAP adjusted allowance for loan losses to Non-GAAP adjusted total loans held for investment, which considers these marks similar to allowance for loan losses, was 2.09 percent as of March 31, 2014 compared to 1.81 percent as of December 31, 2013.

About The Company
The Company is the parent company of the Bank, a $1.3 billion bank headquartered in Reston, VA. With 16 branches in the greater Washington, DC metropolitan area, WashingtonFirst is a community oriented bank that provides competitive financial services to local businesses and consumers.
Cautionary Statements About Forward-Looking Information
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements of the goals, intentions, and expectations of the Company as to future trends, plans, events, results of operations and policies and regarding general economic conditions. These forward-looking statements include, but are not limited to, statements about the Company’s goals, intentions, earnings and other expectations; estimates of risks and of future costs and benefits; assessments of probable loan and lease losses; assessments of market risk; and statements of the ability to achieve financial and other goals. Additional forward-looking statements are included regarding the acquisitions made by the Company. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon the beliefs of the management of the Company as to the expected outcome of future events, current and anticipated economic conditions, nationally and in the Company’s market, and their impact on the operations, assets and earnings of the Company, interest rates and interest rate policy, competitive factors, judgments about the ability of the Company to successfully integrate its operations following significant transactions including, but not limited to, mergers and acquisitions, the ability to avoid customer dislocation during the period leading up to and following such transactions, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on such forward-looking statements. Past results are not necessarily indicative of future performance. The Company assumes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.
Additional documents are available free of charge at the SEC’s web site, www.sec.gov and on the Company’s website at www.wfbi.com under the tab “About the Bank” and then under the heading “Investor Relations” or by contacting the Company’s Investor Relations Department at 11921 Freedom Drive, Suite 250, Reston, VA 20190. You may also read and copy any reports, statements and other information filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington DC. Information about the operation of the SEC Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.
Information about the directors and executive officers of the Company is set forth in the Company’s proxy statement dated April 29, 2014 available on the SEC’s website at www.sec.gov.

WashingtonFirst Bankshares Inc.
Matthew R. Johnson, 703-840-2422
Executive Vice President & Chief Financial Officer
MJohnson@WFBI.com
www.WFBI.com

WashingtonFirst Bankshares, Inc.
Consolidated Balance Sheets
(unaudited)

	March 31, 2014	December 31, 2013
	(in thousands)
Assets:
Cash and cash equivalents:
Cash and due from bank balances	$4,127	$3,569
Federal funds sold	154,908	99,364
Interest bearing balances	11,206	6,231
Cash and cash equivalents	170,241	109,164
Investment securities, available-for-sale, at fair value	171,635	145,367
Other equity securities	3,287	3,530
Loans held for sale, at lower of cost or fair value	979	—
Loans held for investment:
Loans held for investment, at amortized cost	897,361	838,120
Allowance for loan losses	(7,881)	(8,534)
Total loans held for investment, net of allowance	889,480	829,586
Premises and equipment, net	5,784	5,395
Intangibles	7,024	3,943
Deferred tax asset, net	10,246	10,548
Accrued interest receivable	3,275	3,466
Other real estate owned	1,016	1,463
Bank-owned life insurance	10,366	10,283
Other assets	3,806	4,814
Total Assets	$1,277,139	$1,127,559
Liabilities and Shareholders' Equity:
Liabilities:
Non-interest bearing deposits	$279,364	$231,270
Interest bearing deposits	816,833	717,633
Total deposits	1,096,197	948,903
Other borrowings	11,762	10,157
FHLB advances	43,360	43,478
Long-term borrowings	9,897	9,854
Accrued interest payable	599	524
Other liabilities	5,685	7,039
Total Liabilities	1,167,500	1,019,955
Shareholders' Equity:
Preferred stock:
Series D - 17,796 shares issued and outstanding, 1% dividend	89	89
Additional paid-in capital - preferred	17,707	17,707
Common stock:
Common Stock Voting, $0.01 par value, 50,000,000 shares authorized, 6,570,336 and 6,552,136 shares issued and outstanding, respectively	66	66
Common Stock Non-Voting, $0.01 par value, 10,000,000 shares authorized, 1,096,359 and 1,096,359 shares issued and outstanding, respectively	10	10
Additional paid-in capital - common	85,857	85,636
Accumulated earnings	6,863	5,605
Accumulated other comprehensive loss	(953)	(1,509)
Total Shareholders’ Equity	109,639	107,604
Total Liabilities and Shareholders' Equity	$1,277,139	$1,127,559

WashingtonFirst Bankshares, Inc.
Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended
	March 31, 2014	March 31, 2013
	(in thousands, except per share amounts)
Interest income:
Interest and fees on loans	$10,994	$10,899
Interest and dividends on investments	812	649
Total interest income	11,806	11,548
Interest expense:
Interest on deposits	1,222	1,159
Interest on borrowings	382	373
Total interest expense	1,604	1,532
Net interest income	10,202	10,016
Provision for loan losses	545	1,100
Net interest income after provision for loan losses	9,657	8,916
Non-interest income:
Service charges on deposit accounts	106	131
Earnings on bank-owned life insurance	83	46
Gain on sale of other real estate owned	64	90
Gain on sale of loans	17	—
Gain/(loss) on sale of available-for-sale investment securities	143	(20)
Other operating income	358	247
Total non-interest income	771	494
Non-interest expense:
Compensation and employee benefits	4,068	3,243
Premises and equipment	1,508	1,357
Data processing	715	940
Professional fees	421	410
Other operating expenses	1,270	1,095
Total other expenses	7,982	7,045
Income before provision for income taxes	2,446	2,365
Provision for income taxes	838	912
Net income	1,608	1,453
Preferred stock dividends and accretion	(44)	(44)
Net income available to common shareholders	$1,564	$1,409

Earnings per common share:
Basic earnings per common share (1)	$0.20	$0.19
Fully diluted earnings per common share (1)	$0.20	$0.18
(1) Retroactively adjusted to reflect the effect of all stock dividends.